Tina S. Barry
                                                  (972) 281-1484


       KIMBERLY-CLARK AGREEMENT TO SELL SOUTHEAST TIMBERLANDS TERMINATED

              SOUTHSTAR UNABLE TO COMPLETE FINANCING ARRANGEMENTS


DALLAS, March 16, 1999-Kimberly-Clark Corporation (NYSE: KMB) today announced termination of the agreement to sell its Southeast Timberlands and related operations to an affiliate of Southstar Timber Resources, LLC, a company organized by ACI Capital Co., Inc., a New York-based investment firm.
     The company said the sale was mutually terminated because Southstar was unable to complete financing arrangements for the transaction.
     "The termination of our agreement with Southstar does not alter our strategy to divest these assets," said Wayne R. Sanders, chairman and chief executive officer of Kimberly-Clark Corporation. "The Southeast Timberlands is an excellent operation, but it is not a core business for Kimberly-Clark. Its sale will enable us to further focus our resources on expanding our core tissue, personal care and health care businesses."
     The operations include 529,000 acres of woodlands in Alabama, Mississippi and Tennessee, and related export chip, pole and mulch businesses. Kimberly-Clark said that, prior to the agreement with Southstar, there was significant interest expressed by a number of potential buyers. Marketing of the timberlands and related businesses to interested parties will resume immediately.
     As previously announced, the sale of the timberlands and related operations is associated with the planned closure of the company's Mobile, Ala., pulp mill in September 1999. The net effect of these actions is expected to result in a gain, which will be recorded upon completion of the sale.
     Kimberly-Clark Corporation is a leading global manufacturer of tissue, personal care and health care products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimberly-Clark, Tecnol, Kimwipes and WypAll. Other brands well known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of premium business, correspondence and technical papers. The company has manufacturing operations in 38 countries and sells its products in more than 150 countries.



website: www.kimberly-clark.com